Exhibit 5.1

GAETA & EVESON, P.A.
Attorneys at Law

8305 Falls of Neuse Road, Suite 203
Raleigh, North Carolina 27615
(919) 845-2558 Telephone
(919) 518-2146 Facsimile

www.banklawnc.com

February 6, 2009

Board of Directors
Crescent Financial Corporation
1005 High House Road
Cary, North Carolina 27513

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Crescent Financial Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering 24,900 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”); (ii) a warrant dated January 9, 2009 (the “Warrant”) to purchase common stock of the Company (the “Common Stock”); and (iii) up to 833,705 shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares” and together with the Preferred Stock and the Warrant, the “Securities”) to be sold from time to time on a delayed basis by certain security holders of the Company, all as more fully described in the Registration Statement. All capitalized terms not otherwise defined herein have the meanings set forth in the Registration Statement.

The Preferred Stock and the Warrant were issued pursuant to a Letter Agreement, dated as of January 9, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).

This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the articles of incorporation and bylaws of the Company, each as amended, the minutes of meetings of the board of directors and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. Based on such examination, it is our opinion that:

(i)	The Preferred Stock has been duly authorized, validly issued and is fully paid and non-assessable;

(ii)
The Warrant has been duly authorized and is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be (y) limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium, fraudulent conveyance, marshalling or other laws affecting the enforcement of creditors’ rights and remedies, and (z) subject to principles of equity (regardless of whether considered and applied in a proceeding in equity or at law), or limited by a requirement as to commercial reasonableness, conscionability or good faith; and

(iii)	The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction. This opinion does not extend to compliance with federal or state securities laws relating to the sale of the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or regulations promulgated pursuant to the Act.

This opinion is given as of the date hereof and may not be relied upon, circulated, quoted, or otherwise referred to for any purpose without our prior written consent in each instance. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very truly yours,

GAETA & EVESON, P.A.

/s/ GAETA & EVESON, P.A.